Tim Hortons Inc. Announces Exercise of Over-Allotment Option

OAKVILLE, Ontario (March 28, 2006) – Tim Hortons Inc. (NYSE/TSX:THI) announced today that the underwriters of its initial public offering of 29 million shares of common stock have exercised their over-allotment option and will purchase 4.35 million additional shares of common stock.

Including the over-allotment shares to be purchased, the offering will total 33.35 million shares at the public offering price of C$27.00 (U.S.$23.162) per share and will result in net proceeds to the company of approximately C$846.4 million (U.S.$726.1 million) after deducting underwriting discounts and commissions of C$54.0 million (U.S.$46.3 million).

A final prospectus was filed with the applicable Canadian regulatory authorities and is available at www.sedar.com. U.S. residents may obtain a copy of the final prospectus of Tim Hortons Inc. by contacting Goldman, Sachs & Co. at (212) 902-1171 or RBC Capital Markets at (212) 428-6532.

Tim Hortons Inc. Overview

Tim Hortons Inc. is Canada’s largest quick service restaurant chain and features coffee, fresh-baked goods, soups and sandwiches. As of January 1, 2006, there were 2,597 restaurants in Canada and 288 in the United States. More information about the Company is available at www.timhortons.com.

CONTACTS:
John Barker: (614) 764-3044 or john_barker@wendys.com
David Poplar (614) 764-3547 or david_poplar@wendys.com